PROSPECTUS Dated June 2, 1997        Amendment No. 1 Dated December 3, 1997 to
PROSPECTUS SUPPLEMENT                             Pricing Supplement No. 24 to
Dated June 2, 1997                        Registration Statement No. 333-27919
                                                       Dated November 21, 1997
                                                                Rule 424(b)(3)

                                $29,000,000
                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                 EQUITY LINKED NOTES DUE DECEMBER 4, 2000

                              --------------

               The Equity Linked Notes due December 4, 2000 (the "Notes") are Medium-Term Notes, Series C of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes -- Fixed Rate Notes" and " -- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The Notes are being issued in minimum denominations of $100,000 and will mature on December 4, 2000 (the "Initial Maturity Date"), subject to monthly extension in accordance with the procedures described below, but, in no event, shall the Notes mature later than December 4, 2027 (the "Final Maturity Date"). There will be no periodic payments of interest on the Notes. The Notes will not be redeemable by the Company in whole or in part prior to the Final Maturity Date.

               On the Initial Maturity Date (or, if applicable, the Extended Maturity Date (as defined below)) , the holder of each Note will receive the par amount of such Note ($100,000) ("Par") plus an amount (the "Supplemental Redemption Amount") based on the percentage increase in the Final Index Value of the Lehman Brothers Corporate Bond Index (the "Lehman Index"), as calculated by Lehman Brothers Inc. ("Lehman"), over the Initial Index Value, as further described in this Pricing Supplement. The Supplemental Redemption Amount payable with respect to each Note at maturity will be calculated on the Final Determination Date (as defined herein) and will equal the product of (i) Par and (ii) the sum of 0.002 and a fraction, the numerator of which shall be the Final Index Value less the Initial Index Value and the denominator of which shall be the Initial Index Value. The Initial Index Value will equal
928.58. The Final Index Value will equal the Index Closing Value as of the Final Determination Date. The Final Determination Date will be the last Business Day in the month immediately preceding the Initial Maturity Date (or, if applicable, the Extended Maturity Date).

               If, on the last Business Day in the month immediately preceding the Initial Maturity Date, the Index Closing Value is less than the Initial Index Value, the maturity of the Notes shall be extended to the next succeeding date (the "Extended Maturity Date") (i) that numerically corresponds to the Initial Maturity Date and (ii) for which the Index Closing Value, on the last Business Day in the month immediately preceding such date, is greater than or equal to the Initial Index Value; provided that if, prior to the Final Maturity Date, the requirements of clauses (i) and (ii) are not met, the holder will be repaid the par amount of such Note on the Final Maturity Date, but will not receive any Supplemental Redemption Amount.

               For information as to the calculation of the Supplemental Redemption Amount, and certain tax consequences to beneficial owners of the Notes, see "Supplemental Redemption Amount," "Final Index Value," "Final Determination Date" and "United States Federal Taxation" in this Pricing Supplement.

               The Company will cause the "Supplemental Redemption Amount" to be determined by Morgan Stanley & Co. Incorporated (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-4 through PS-6 herein.

                              --------------
                                PRICE 100%
                              --------------

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER



Principal Amount..............   $29,000,000

Initial Maturity Date.........   December 4, 2000 (subject to extension).  See
                                 "Maturity Redemption  Amount; Extension of
                                 Maturity" below.

Final Maturity Date...........   December 4, 2027

Interest Rate.................   0.00%

Specified Currency............   U.S. Dollars

Issue Price...................   100%

Settlement Date (Original
Issue Date)...................   December 4, 1997

CUSIP.........................   61745EKZ3

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Minimum Denominations.........   $100,000 and any integral multiple of $1,000
                                 in excess thereof

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

Maturity Redemption Amount;
Extension of Maturity.........   On the Initial Maturity Date (or, if
                                 applicable, the Extended Maturity Date), the holder of each Note will receive the par amount of such Note ($100,000) ("Par") plus the Supplemental Redemption Amount.
                                 If, on the last Business Day in the month immediately preceding the Initial Maturity
                                 Date, the Index Closing Value is less than the Initial Index Value, the maturity of the Notes shall be extended to the next succeeding date (the "Extended Maturity
                                 Date") (i) that numerically corresponds to the Initial Maturity Date and (ii) for which the Index Closing Value, on the last Business
                                 Day in the month immediately preceding such date, is greater than or equal to the Initial
                                 Index Value; provided that if, prior to the Final Maturity Date, the requirements of clauses (i) and (ii) are not met, the holder will be repaid the par amount of such Note on the Final Maturity Date, but will not receive any Supplemental Redemption Amount.
                                 References herein to "Notes" refer to each $100,000 principal amount of any Note.

                                 If the maturity of the Notes is to be
                                 extended on the Initial Maturity Date, the Company shall cause the Calculation Agent to provide written notice of such extension to the Trustee at its New York office, on which notice the Trustee may conclusively rely, on or prior to 11:00 a.m. on the Business Day preceding the Initial Maturity Date. The Company shall also cause the Calculation Agent to provide written notice to the Trustee at its New York Office, on which notice the Trustee may conclusively rely, on or prior to 11:00 a.m. on the Business Day preceding any Extended Maturity Date.

Supplemental Redemption Amount   The Supplemental Redemption Amount, payable
                                 with respect to each Note on the Initial
                                 Maturity Date (or, if applicable, the Extended
                                 Maturity Date) shall be calculated on the Final Determination Date and shall equal the product of (i) the par amount of such Note and
                                 (ii) the sum of 0.002 and a fraction, the numerator of which shall be the Final Index
                                 Value less the Initial Index Value and the denominator of which shall be the Initial
                                 Index Value.  The Supplemental Redemption
                                 Amount is described by the following formula:

                        (        (Final Index Value - Initial Index Value) )
                Par  x  (0.002 + ----------------------------------------- )
                        (                   Initial Index Value            )

                                 The Company shall cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Initial Maturity Date (or, if applicable, the Extended Maturity Date). See "Discontinuance of the Lehman Index; Alteration of Method of Calculation" below.

                                 All percentages resulting from any
                                 calculation with respect to the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and
                                 all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Initial Index Value...........   928.58

Final Index Value.............   The Final Index Value shall be the Index
                                 Closing Value on the Final Determination
                                 Date, as determined by the Calculation Agent.

Index Closing Value...........   The Index Closing Value, as of any Business
                                 Day, will equal 100 plus the Since Inception return (the "Since Inception Return") of the
                                 Lehman Index, as published on Bloomberg page
                                 LEHM and accessed under the following
                                 headings: "Aggregate" and "Daily Index
                                 Returns," at the regular official weekday close of trading on such Business Day;
                                 provided that, if no Since Inception Return is published on any such Business Day, the Index
                                 Closing Value shall be based on the Since
                                 Inception Return published most recently prior to such Business Day. See "Discontinuance of the Lehman Index; Alteration of Method of
                                 Calculation."

                                 References herein to the Lehman Index shall be deemed to include any Successor Index, unless the context requires otherwise.

Business Day..................   Any day, other than a Saturday or Sunday,
                                 that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The
                                 City of New York.

Final Determination Date......   The Final Determination Date shall be the
                                 last Business Day in the month immediately preceding the Initial Maturity Date (or, if applicable, the Extended Maturity Date).


Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 All determinations made by the Calculation
                                 Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Index Value. See "Discontinuance of the Lehman Index; Alteration of Method of Calculation" below.
                                 MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Final Index Value that the Calculation Agent may be required to make prior to its dissemination. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional security, including the following.

                                 If the Final Index Value of the Lehman Index does not exceed the Initial Index Value, the holders of the Notes will receive only the par amount of each Note at maturity, which may be extended until December 1, 2027. Because the Final Index Value will be based upon the closing value of the Lehman Index on a specified day (the Final Determination Date), a significant increase in the Lehman Index subsequent to issuance of the Notes may be substantially or entirely offset by subsequent decreases in the value of the Lehman Index on or prior to the Final Determination Date.

                                 There will be no periodic payments of
                                 interest on the Notes as there would be on a conventional fixed-rate debt security having the same maturity date as the Notes and issued by the Company on the Original Issue Date. Because the Supplemental Redemption Amount may be equal to zero, the effective yield to maturity may be less than that which would be payable on such a conventional fixed-rate debt security, especially if the maturity of the Notes is extended. See "Maturity Redemption Amount; Extension of Maturity" above.

                                 The return of only the par amount of a Note at maturity, which may be extended until December 1, 2027, would not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money.

                                 The Notes will not be listed on any exchange. There can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that the secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the Lehman Index and the time remaining to the Final Determination Date and to the maturity of the Notes. In addition, the Final Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the Notes prior to maturity is expected to depend primarily on market interest rates (as market interest rates rise, the value of the Notes is expected to fall) and the extent of the appreciation or depreciation of the Lehman Index from the Initial Index Value through the Final Determination Date. The price at which a holder will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, the Index Closing Value is below, equal to or not sufficiently above the Initial Index Value.

                                 The historical Lehman Index values should not be taken as an indication of the future performance of the Lehman Index during the term of the Notes. While the trading prices of the bonds underlying the Lehman Index and their yield will determine the value of the Lehman Index, it is impossible to predict whether the value of the Lehman Index will rise or fall. Trading prices of the bonds underlying the Lehman Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the markets on which the underlying bonds are traded, and by various circumstances that can influence the values of the underlying bonds.

                                 The policies of Lehman concerning additions, deletions and substitutions of the bonds underlying the Lehman Index and the manner in which Lehman takes account of certain changes affecting such underlying bonds may affect the value of the Lehman Index. The policies of Lehman with respect to the calculation of the Lehman Index could also affect the value of the Lehman Index. Lehman may discontinue or suspend calculation or dissemination of the Lehman Index. Any such actions could affect the value of the Notes. See "Lehman Index" and "Discontinuance of the Lehman Index; Alteration of Method of Calculation" below.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Index Value or whether the maturity of the Notes should be extended. See "Maturity Redemption Amount; Extension of Maturity" and "Calculation
                                 Agent" above and "Discontinuance of the
                                 Lehman Index; Alteration of Method of
                                 Calculation" below.

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Public Information............   All disclosure contained in this Pricing
                                 Supplement is derived from publicly available information prepared by Lehman Brothers Inc., Fixed Income Research Group. Neither the
                                 Company nor the Agent take any responsibility for the accuracy or completeness of such information.

Lehman Index..................   The Lehman Index is published and calculated
                                 by Lehman. The Lehman Index was started on December 31, 1972 by Lehman and is comprised of all publicly issued U.S. corporate and Yankee debentures and secured notes that meet the specifications enumerated below (the
                                 "Index Bonds" or "Bonds").

                                 Bonds included in the Lehman Index are all bonds classified as (i) Industrial, (ii) Utility, (iii) Finance or (iv) Yankee that satisfy certain maturity, liquidity and quality requirements. That is, Index Bonds
                                 (i) must mature at least one year from their issue date, regardless of their call features, (ii) must have a minimum 100 million U.S. Dollar par amount outstanding,
                                 (iii) must be rated investment grade Baa3 or better by Moody's Investors Service (if a Moody's rating is not available a Standard & Poor's or Fitch rating will be used), (iv) must be fixed rate, though they may carry a coupon that steps up or changes according to a predetermined schedule and (v) must be U.S. Dollar denominated and non-convertible. All Index Bonds must be registered with the Securities and Exchange Commission.

                                 Index Bonds may be (i) subordinated issues,
                                 (ii) securities with normal call and put provisions and sinking funds, (iii) publicly-underwritten medium-term notes and (iv) global issues, but they may not be (i) structured notes with embedded swaps or other special features, (ii) private placements, (iii) 144A securities, (iv) floating rate securities or (v)
                                 Eurobonds.

                                 Lehman, in its sole discretion, may add or remove Index Bonds from the Lehman Index based on its determination of whether such Bonds meet the specified criteria.

                                 The Lehman Index is calculated each month by aggregating the monthly total returns for each Index Bond, weighted according to market value, to arrive at the total return of the Lehman Index for such month. The monthly total return for each Index Bond is calculated as a fraction, the numerator of which is (a) the sum of (i) the price of the Index Bond at the end of the month, (ii) the interest accrued at the end of the month and
                                 (iii) any coupon payments received during the month, minus (b) the sum of (i) the price of the Index Bond at the beginning of the month and (ii) accrued interest at the beginning of the month, and the denominator of which is the sum of (i) the price of the Index Bond at the beginning of the month and (ii) the interest accrued at the beginning of the month.

                                 As of November 1997, the Lehman Index
                                 includes 4,017 issues with a total market value of $961,390,000,000. The average maturity of an Index Bond was 13.14 years. The maturities of the Lehman Index Bonds as of such date were as follows: approximately 56% of the market value has maturities of less than nine years; approximately 14.8% has maturities between 9 and 17 years, and 29.2% has maturities of 17+ years. AAA rated bonds made up 4.3% of the Lehman Index, AA rated bonds 18.7%, A rated bonds 48.1% and BBB rated bonds 28.9%.

Discontinuance of the Lehman
Index; Alteration of Method
of Calculation.................  If Lehman discontinues publication of the
                                 Lehman Index and Lehman or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Lehman Index (such index being referred to herein as a "Successor Index"), then the Index Closing Value shall be determined by reference to the value of such Successor Index at the close of trading on the Final Determination Date and on any other Business Day on which an Index Closing Value must be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent shall cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the Notes within three Business Days of such selection.

                                 If Lehman discontinues publication of the Lehman Index prior to, and such discontinuance is continuing on, the Final Determination Date, or, on any other Business Day on which an Index Closing Value must be determined and the Calculation Agent determines that no Successor Index is available at such time, then on such Final Determination Date (or any such earlier Business Day), the Calculation Agent shall determine the Index Closing Value that would be used in computing the Supplemental Redemption Amount on such Final Determination Date (or the Index Closing Value on any such other Business Day). The Index Closing Value shall be computed by the Calculation Agent in accordance with a formula for and method of calculating a substitute corporate bond index reasonably similar to the formula and method for calculating the Lehman Index prior to such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Lehman Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the
                                 Lehman Index or a Successor Index, or the
                                 value thereof, is changed in a material
                                 respect, or if the Lehman Index or a
                                 Successor Index is in any other way modified
                                 so that such index does not, in the opinion
                                 of the Calculation Agent, fairly represent
                                 the value of the Lehman Index or such
                                 Successor Index had such changes or
                                 modifications not been made, then, from and
                                 after such time, the Calculation Agent shall,
                                 at the close of business in New York City on
                                 the Final Determination Date or on any other
                                 Business Day on which an Index Closing Value
                                 must be determined, make such calculations
                                 and adjustments as, in the good faith
                                 judgment of the Calculation Agent, may be
                                 necessary in order to arrive at a value of a
                                 bond index comparable to the Lehman Index or
                                 such Successor Index, as the case may be, as
                                 if such changes or modifications had not been
                                 made, and calculate the Supplemental
                                 Redemption Amount with reference to the Lehman
                                 Index or such Successor Index, as adjusted.
                                 Accordingly, if the method of calculating the
                                 Lehman Index or a Successor Index is modified
                                 so that the value of such index is a fraction
                                 of what it would have been if it had not been
                                 modified (e.g., due to a split in the index),
                                 then the Calculation Agent shall adjust such
                                 index in order to arrive at a value of the
                                 Lehman Index or such Successor Index as if it
                                 had not been modified (e.g., as if such split
                                 had not occurred).
Alternative Determination Date
in case of an Event of Default   In case an Event of Default with respect to
                                 any Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of the Notes will be determined by the Calculation Agent and will be equal to the par amount plus the Supplemental Redemption Amount determined as though the Final Determination Date was the date of acceleration.

Historical Information........   The following table sets forth end-of-quarter
                                 closing values (the Since Inception Return), of the Lehman Index for each quarter in the period from January 1, 1992 through November
                                 21, 1997.  The historical values of the
                                 Lehman Index should not be taken as an
                                 indication of future performance, and no assurance can be given that the Lehman Index will increase sufficiently to cause the holders of the Notes to receive any Supplemental Redemption Amount.

                                                   Daily Index Closing Values
                                                           Period End
                                                   --------------------------
             1992
             First Quarter........................           471.52
             Second Quarter.......................           496.39
             Third Quarter........................           524.55
             Fourth Quarter.......................           525.76
             1993
             First Quarter........................           557.33
             Second Quarter.......................           579.27
             Third Quarter........................           602.87
             Fourth Quarter.......................           601.84
             1994
             First Quarter........................           577.13
             Second Quarter.......................           566.50
             Third Quarter........................           571.35
             Fourth Quarter.......................           574.24
             1995
             First Quarter........................           614.17
             Second Quarter.......................           667.30
             Third Quarter........................           685.42
             Fourth Quarter.......................           724.23
             1996
             First Quarter........................           702.94
             Second Quarter.......................           706.55
             Third Quarter........................           722.70
             Fourth Quarter.......................           751.30
             1997
             First Quarter........................           742.74
             Second Quarter.......................           777.48
             Third Quarter........................           811.81
             Fourth Quarter (through November                827.42
             21, 1997)............................

             [Copyright]1997 Lehman Brothers Inc.  Used with permission.

             (Source:  Lehman Brothers Inc.)

Use of Proceeds...............   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes. See also "Use of Proceeds" in the accompanying
                                 Prospectus.

License Agreement.............   Lehman and MS & Co. have entered into a
                                 non-exclusive license agreement providing for the license to MS & Co., or to its parent or to a (directly or indirectly) majority-owned subsidiary of MS & Co. or its parent, in exchange for a fee, of the right to use the Lehman Index, which is owned and published by Lehman, in connection with certain securities, including the Notes.

                                 The license agreement between Lehman and MS & Co. provides that the following language must be set forth in this Pricing Supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by Lehman. Lehman makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Lehman Index to track general bond market performance. Lehman's only relationship to the Company is the licensing of the Lehman Index which is determined, composed and calculated by Lehman without regard to the Company or the Notes. Lehman has no obligation to take the needs of the Company or the owners of the Notes into consideration in determining, composing or calculating the Lehman Index. Lehman is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Lehman has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 LEHMAN DOES NOT GUARANTEE THE QUALITY,
                                 ACCURACY AND/OR THE COMPLETENESS OF THE
                                 LEHMAN INDEX OR ANY DATA INCLUDED THEREIN, OR OTHERWISE OBTAINED BY THE COMPANY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE LEHMAN INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. LEHMAN MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS
                                 ALL WARRANTIES OF MERCHANTABILITY OF FITNESS
                                 FOR A PARTICULAR PURPOSE OR USE WITH RESPECT
                                 TO THE LEHMAN INDEX OR ANY DATA INCLUDED
                                 THEREIN.  WITHOUT LIMITING ANY OF THE
                                 FOREGOING, IN NO EVENT SHALL LEHMAN HAVE ANY
                                 LIABILITY FOR ANY SPECIAL, PUNITIVE,
                                 INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

United States Federal Taxation   The following discussion summarizes certain
                                 of the material U.S. federal income tax
                                 consequences of an investment in the Notes and is based on the opinion of Davis Polk &
                                 Wardwell, special tax counsel to the Company
                                 ("Tax Counsel"). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury
                                 Regulations, changes to any of which
                                 subsequent to the date of this Pricing
                                 Supplement may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary also addresses only initial holders who purchase the Notes at a price equal to the first price at which a substantial amount of the Notes are sold to the public for money
                                 (the "issue price"). This summary does not purport to address prospective purchasers in special tax situations, such as persons other than Holders (as defined below), financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle," conversion transaction or other integrated transaction, or persons whose functional currency (as defined in Section
                                 985 of the Code) is not the U.S. dollar.

                                 As used herein, the term "Holder" means an owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                 For U.S. federal income tax purposes, the Notes will be treated as debt instruments subject to final Treasury Regulations relating to contingent payment debt instruments (the "Regulations"). As discussed below, certain aspects of the U.S. federal income tax treatment of an investment in the Notes remain uncertain. No ruling has been or will be requested from the Internal Revenue Service ("IRS") with respect to the Notes, and no assurance can be given that the IRS or a court will agree with the analysis set forth herein. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Interest Accrual on the Notes
Prior to the Initial Maturity
Date...........................  Under the Regulations, a Holder will be required to accrue interest income on a Note
                                 (in an amount described in the succeeding paragraph) regardless of whether such Holder uses the cash or accrual method of tax accounting. As a result, a Holder that employs the cash method of accounting will be required to include interest in taxable income prior to the Initial Maturity Date of the Note even though no payment will be made on the Note prior to its maturity.

                                 Under the Regulations, for each accrual
                                 period prior to and including the Initial
                                 Maturity Date of the Note, the amount of interest that accrues, as original issue discount, on a Note equals the product of (i) the "adjusted issue price" (as of the beginning of the accrual period) and (ii) the "Comparable Yield" (adjusted for the length of the accrual period). This amount is ratably allocated to each day in the accrual period and is includible as interest income by a Holder for each day in the accrual period on which the Holder holds the Note. The adjusted issue price is the issue price of the Note, increased by any interest previously accrued. The Comparable Yield is the annual yield the Company would pay, as of the issue date, on a fixed rate note with no contingent payment but with terms and conditions otherwise comparable to those of the Notes. Amounts treated as interest under the Regulations are treated as original issue discount for all purposes of the Code.

                                 The Company has determined that the
                                 Comparable Yield is 6.17%, compounded
                                 semiannually.  Under the Regulations, the
                                 Company is required, solely for tax purposes, to provide a schedule of the projected amounts of payments on a Note (the "Schedule"). Based on the Company's determination of the Comparable Yield, the Schedule for a Note (assuming a par amount of $100,000 or with respect to each integral multiple thereof) consists of a projected amount due at the Initial Maturity Date, equal to $119,998 (the "Projected Amount"). For U.S. federal income tax purposes, a Holder is required to use the Comparable Yield and the Schedule in determining its interest accruals and adjustments in respect of the Note, unless such Holder timely discloses and justifies the use of other estimates to the IRS.

                                 THE COMPARABLE YIELD, THE SCHEDULE AND THE
                                 PROJECTED AMOUNT ARE NOT PROVIDED FOR ANY
                                 PURPOSE OTHER THAN THE DETERMINATION OF
                                 HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT
                                 OR TIMING OF THE AMOUNT PAYABLE UNDER THE
                                 NOTES.

                                 On the Initial Maturity Date, provided the term of the Notes was not otherwise extended, if the amount received is more than the Projected Amount, the difference will produce a "Net Positive Adjustment" under the Regulations, which will be treated as additional interest for the taxable year. If the amount received is less than the Projected Amount, the difference will produce a "Net Negative Adjustment" under the Regulations, which will reduce the amount of interest income, for the taxable year that includes the Initial Maturity Date, that a Holder would otherwise have accounted for on a Note. If the Net Negative Adjustment exceeds such interest, the excess will be treated as ordinary loss to the extent of prior interest accrual on a Note.

Sale or Exchange Prior to the
Initial Maturity Date.........   Upon the sale or exchange of a Note prior to
                                 the Initial Maturity Date, the Holder will recognize gain or loss equal to the difference between the amount realized and the Holder's
                                 "Adjusted Basis." The Adjusted Basis will be the Holder's original basis in the Note, increased by the interest previously accrued by the Holder on the Note. Any gain upon sale or exchange of a Note will be additional interest income; any loss will be ordinary loss to the extent of the interest previously included as income by the Holder on the Note, and thereafter, capital loss.

                                 The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a Holder's ability to offset capital losses against ordinary income.

Extension of Maturity.........   Under the terms of the Notes, the Notes'
                                 maturity may be extended, in one-month
                                 increments, under certain circumstances.  See
                                 "Maturity Redemption Amount; Extension of
                                 Maturity." Upon the first extension of the maturity of the Notes, there would be a "Net
                                 Negative Adjustment" in an amount equal to the Projected Amount with respect to the Notes, which, as described above, would first reduce the amount of interest income, for the taxable year that includes the Initial
                                 Maturity Date, that the Holders would
                                 otherwise have accounted for on the Notes and, thereafter, be treated as ordinary loss to the extent of prior interest accrual on the Notes. No gain or loss would be recognized upon any subsequent extensions of the Notes' maturity.

                                 Upon the first extension of the maturity of
                                 the Notes, Tax Counsel is of the view that,
                                 although not free from doubt, Holders should
                                 cease accruing interest income with respect
                                 to the Notes.   However, upon the final
                                 maturity of the Notes, any amount received in excess of the issue price should be treated as additional interest income for the taxable year. Upon the sale or exchange of the Notes after the Initial Maturity Date, Tax Counsel is of the view that (i) to the extent that the amount realized exceeds the issue price, Holders should recognize ordinary interest income to the extent of such excess, and (ii) to the extent that the issue price exceeds the amount realized, Holders should recognize a capital loss to the extent of such excess. However, prospective investors should note that Tax Counsel's opinion is not binding on a court or the IRS, and the IRS could contend that a Holder should continue to accrue interest income, even after the first extension of the Notes' maturity, at a rate equal to the Comparable Yield with respect to the Notes.

Backup Withholding and
Information Reporting.........   Certain noncorporate Holders may be subject
                                 to backup withholding at a rate of 31% on payments of principal, premium and interest
                                 (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer
                                 Identification Number ("TIN") which, for an individual, would be his or her Social
                                 Security number, (ii) furnishes an incorrect
                                 TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

                                 The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.